NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Julia Hornack
Mayfield Village, Ohio 44143	(440) 395-2164
http://www.progressive.com

Progressive Announces CEO Transition
Glenn Renwick to Retire as CEO, Will Remain Executive Chairman
Tricia Griffith Appointed CEO

MAYFIELD VILLAGE, OHIO - May 12, 2016 - The Progressive Corporation (NYSE:PGR) today announced that President and Chief Executive Officer Glenn Renwick will retire after more than 15 years as Chief Executive Officer and almost 30 years with the Company, effective July 1, 2016. Mr. Renwick will continue as Executive Chairman of the Board. Tricia Griffith, currently Personal Lines Chief Operating Officer, will succeed Mr. Renwick as CEO and President on July 1, 2016 and will join the Board of Directors at that time.

“Under Glenn’s leadership, Progressive has become one of the most successful, innovative and respected insurance companies. Since he became CEO in 2000, the Company’s market capitalization has increased by approximately 155% to more than $19 billion and written premiums have more than tripled. Glenn has also overseen game-changing innovations such as Snapshot®, online price comparisons, concierge claim service, and Name Your Price®, along with the development of the Progressive brand and the direct-to-consumer marketing approach,” said Stephen Hardis, Lead Independent Director of Progressive’s Board of Directors. “Glenn’s vision and unwavering commitment to Progressive’s values have created significant value for all of the Company’s stakeholders, including policyholders, agents, employees, shareholders and the communities in which we operate. On behalf of the Board and the entire Company, we thank Glenn for his many years of dedicated service.”

Hardis continued, “This leadership transition is the culmination of years of planning by the Board, initiated by Glenn several years ago, based on a timeframe that would ensure continuity of leadership and with an approach grounded in Progressive’s values and evolving business model. It also comes at a time of great strength at the Company, as Progressive is well-positioned for the long-term thanks to Glenn and his team. As we look to the future, the Board is confident that Tricia’s extensive experience with numerous aspects of the company, operational acumen and exceptional track record make her the ideal candidate to lead Progressive forward.“

“It has been a privilege to lead this extraordinary organization - surrounded by the smartest, most entrepreneurial, and innovative people in the insurance industry,” said Glenn Renwick. “Tricia has an outstanding track record in key leadership positions at Progressive over the last 28 years, and I am confident the Company will continue to thrive under her leadership. I look forward to continuing to serve the Company in my role as Chairman.”

“I am truly honored to be named CEO," said Tricia Griffith. “Glenn has been an outstanding leader, mentor and friend and I am committed to building on his legacy and working with our Board and management team to continue to fulfill our mission and create value for all of our stakeholders.”

Additional Information on Progressive’s Leadership
Glenn Renwick joined Progressive in 1986 and has nearly 30 years of experience working in significant management positions at the company. He was named Chief Executive Officer of insurance operations in 2000 and has served as the Chief Executive Officer of the parent company since 2001. Mr. Renwick has served in a variety of operating roles during his tenure at Progressive, including product manager, the head of the company’s marketing organization, and business technology leader.

Mr. Renwick serves as a Board member of UnitedHealth Group Incorporated and Fiserv, Inc.  He has an Undergraduate Degree in Mathematics and Economics from University of Canterbury, Christchurch, New Zealand and a Master's Degree in engineering from University of Florida, Gainesville.

Mrs. Griffith joined Progressive as a claims representative in 1988 and has served as Personal Lines Chief Operating Officer, responsible for the company's Personal Lines, Claims and Customer Relationship Management groups, since April 2015. She held several managerial positions in the Claims division before being named Chief Human Resources Officer in 2002. In 2008, she returned to Claims as the group president, overseeing all claims functions. Before her current position, Mrs. Griffith served as President of Customer Operations, overseeing claims and the customer management group, which comprises the company's contact center group (sales and delivery), as well as the customer experience, systems experience and workforce management groups. She has a Bachelor's Degree from Illinois State University and is a graduate of the Wharton School of Business' Advanced Management Program.

About Progressive
The Progressive Group of Insurance Companies makes it easy to understand, buy and use auto insurance. Progressive offers choices so consumers can reach us whenever, wherever and however it's most convenient-online at http://www.progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.
Progressive provides insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes. Home insurance is underwritten by select carriers, including American Strategic Insurance Corp. and subsidiaries (ASI), our majority owned subsidiaries.
Progressive is the fourth largest auto insurer in the country; a leading seller of motorcycle and commercial auto insurance; and through ASI, one of the top 20 homeowners carriers. Progressive also offers car insurance online in Australia at http://www.progressiveonline.com.au.
Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot® and Service Centers.
The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.